EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 2, 2006

USEC Reports Improved Third Quarter Earnings

•	$9.9 million net income for third quarter 2006; pro forma net income $24.7 million before American Centrifuge expenses

•	Nine-month net income of $66.1 million; pro forma net income $110.0 million before American Centrifuge expenses

•	Revenue through nine months is 29% above 2005 period

•	2006 earnings and cash flow guidance updated to reflect timing shift and reduction in American Centrifuge spending

BETHESDA, Md. – USEC Inc. (NYSE: USU) today reported net income of $9.9 million or 11 cents per share in the quarter ended September 30, 2006, compared to a loss of $5.2 million or 6 cents per share in the same quarter of 2005. Pro forma net income before American Centrifuge expenses was $24.7 million in the third quarter of 2006, compared to $7.2 million in the same period of 2005.

For the first nine months of 2006, net income was $66.1 million or 76 cents per share compared to a loss of $7.3 million or 8 cents per share in the same period of 2005. For the nine-month period, pro forma net income before American Centrifuge expenses was $110.0 million in 2006 compared to $33.4 million in the same period last year.

The improved third quarter results were a result of SWU revenue that was higher than a year earlier, improved gross profit margins due to higher average prices billed to customers for SWU and uranium, and lower interest expense following the repayment of bonds maturing in January 2006. Spending related to the American Centrifuge was $3.5 million higher than in the third quarter of 2005 as the Company continues to successfully test centrifuge machines and to prepare the American Centrifuge Demonstration Facility.

“Our third quarter was very solid as USEC’s financial results continued to meet or exceed our projections for 2006,” said John K. Welch, USEC president and chief executive officer. “The American Centrifuge testing program is delivering exciting results as the SWU performance of our machine exceeds the target level we set early in the program.

“Looking more broadly, we still have much to accomplish during the fourth quarter, including our efforts to develop a revised cost and schedule estimate for the American Centrifuge Plant,” Welch said. “I am pleased to see substantial progress in a number of areas companywide. The Paducah plant is operating very efficiently, we are signing new sales contracts at improving market prices, and our effort to prepare the American Centrifuge Demonstration Facility for the Lead Cascade is essentially complete.”

USEC is currently expensing most of its spending related to the American Centrifuge, directly reducing net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the third quarter was $417.8 million, slightly below the $421 million recorded in the same period last year. Revenue from the sale of Separative Work Units (SWU) was $336.6 million, which was $30.4 million or 10 percent more than in the corresponding period in 2005. The improvement reflects a 3 percent increase in the volume of SWU sold and a 7 percent increase in the average price billed to customers. Uranium revenue was $34.4 million for the quarter, a $25.8 million decline compared to the same period last year. The decline was due entirely to lower sales volume as the average price for uranium delivered was 38 percent higher. Revenue from U.S. government contracts and other was $46.8 million, a decrease of $7.8 million due to a smaller scope of contract and other work for the U.S. Department of Energy.

For the nine-month period, revenue was $1.3 billion compared to $1.0 billion in the same period of 2005. Revenue from SWU sales was $974.9 million compared to $713.8 million in the prior period, a 37 percent increase that reflects a 28 percent increase in volume and a 7 percent increase in average price billed to customers. Uranium revenue during the nine-month period was $181.2 million, a $41.5 million or 30 percent increase over the prior year. The improved uranium revenue was entirely due to 39 percent higher average price billed to customers as sales volume declined 6 percent. USEC expects the volume of uranium sold in 2006 will be 10 percent to 15 percent less than in 2005 as sales from inventory wind down in 2007. Revenue from U.S. government contracts and other was $148.3 million, a $7.8 million decline over last year.

At September 30, deferred revenue amounted to $118.3 million, with a deferred gross profit of $40.1 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically transferred.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales in the third quarter for SWU and uranium was $326.7 million, a reduction of $10.9 million or 3 percent from the same quarter in 2005 that was due to the decline in uranium sales volume, partially offset by an increase in SWU and uranium unit costs. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during the quarter was 2 percent higher than the year before. The higher SWU unit cost reflects a higher starting inventory cost and higher purchase prices paid to Russia, partially offset by a 1 percent decline in unit production costs. Purchase prices paid to Russia are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts and other was $39 million, a reduction of $7.9 million or 17 percent compared to the same quarter last year.

Cost of sales for SWU and uranium for the nine-month period was $956.9 million, an increase of $209 million or 28 percent, which reflects the increase in SWU volume. Unit cost of sales for the period increased by 2 percent. Unit production costs for the period were 3 percent higher than the corresponding period of 2005 due to higher power costs. Purchase costs increased by $14.1 million compared to the same period last year primarily as a result of increased volumes due to timing. Cost of sales related to U.S. government contracts was $123.8 million, an $11.5 million or 9 percent decline compared to the prior period.

The gross profit for the third quarter was $52.1 million, a $15.6 million or 43 percent increase over the same period in 2005. The gross profit margin in the quarter was 12.5 percent, an improvement over the 8.7 percent in the same period last year. For the nine-month period, the gross profit was $223.7 million, a $97.3 million or 77 percent increase over the same period in 2005. The gross profit margin for nine months was 17.1 percent, an improvement over the 12.5 percent margin in the same nine-month period of 2005.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

SG&A expenses totaled $36.7 million in the nine-month period, a reduction of $4.8 million or 12 percent from the same period in 2005. Salaries and employee-related benefit expenses, as well as office lease expenses, were lower as a result of our organizational restructuring in 2005.

Advanced technology costs, primarily related to the demonstration of the American Centrifuge technology, were $71 million for the nine-month period, an increase of $3.9 million compared to last year. Spending by our subsidiary NAC International on its MAGNASTOR™ spent fuel storage technology is included in the total and was $1.3 million. In addition, $21.5 million related to the commercial American Centrifuge Plant was capitalized in the nine-month period, compared to $11.9 million capitalized in the same period last year.

Interest expense during the nine-month period was $11.4 million, a reduction of $15.4 million that was a result of the repayment of bonds that matured in January 2006.

Cash flow

At September 30, 2006, USEC had a cash balance of $96.3 million and no short-term debt under its bank credit facility. Cash flow from operations during the nine-month period was $153.0 million compared to $20.2 million in the same period a year earlier. Operations generated more cash year over year on higher customer collections and a net reduction in inventories but this was offset by higher payments for power due to prepayments to the Tennessee Valley Authority under the new power contract, and higher tax payments. The largest use of cash during 2006 was the repayment of principal at maturity of the remaining $288.8 million of bonds due in January 2006. The Company also had $29.6 million in capital expenditures, including capitalized costs for the American Centrifuge Plant, compared to $20.6 million in capital expenditures in the same period last year.

USEC has in place a syndicated bank credit facility that provides up to $400 million in revolving credit commitments secured by assets of the Company and its subsidiaries. Under terms of that agreement, our ability to borrow under the credit facility was reduced by $150 million on July 20 pending any future issuance of debt or equity. Effective Oct. 16, USEC and its lenders entered into an agreement to modify this “senior note reserve.” Following the amendment, the reserve will be treated as a reduction to the Company’s eligible inventory, rather than directly reducing borrowing availability. This means that the reserve will now reduce available credit under the revolving credit facility only if the Company does not have sufficient eligible inventory and accounts receivable available to cover the senior note reserve, as well as the Company’s other reserves. Availability was approximately $214 million as of September 30, with approximately $36 million in outstanding letters of credit and no borrowings. Immediately following the amendment, available credit was restored by $150 million.

American Centrifuge Update

USEC continues to demonstrate the American Centrifuge and plans to deploy the technology as a replacement to our gaseous diffusion plant in Paducah, Ky. that currently provides all domestically produced low enriched uranium. During the quarter, the Company had a number of achievements and provides the following update:

•	In April 2006, USEC achieved performance essentially at the target level of 320 SWUs per year, per machine in tests under sub-optimal operating conditions. Recently, the USEC project team at Oak Ridge, Tenn. tested a centrifuge machine under more optimal conditions that demonstrated performance of about 350 SWUs per year, per machine. This performance level has been reaffirmed in subsequent testing.

•	The effort to optimize performance continues with a goal of freezing the design before the end of the year for the centrifuge that will be used in the initial Lead Cascade of the American Centrifuge Demonstration Facility. The Lead Cascade is expected to operate by mid-2007 and provide additional performance data to help confirm the economics of the American Centrifuge program. At the same time, USEC expects to seek further performance optimization and value engineering demonstrations at the Oak Ridge facility in order to achieve lower centrifuge unit costs for the machines that will be used in the commercial plant.

•	USEC continues to update its cost estimate and schedule for deployment of the American Centrifuge. Although we do not expect to complete this effort until the end of the year or early 2007, we are already seeing a number of upward cost pressures and we expect that these cost pressures, combined with the cost effect of our previously announced one-year delay for the operation of the Lead Cascade, will significantly increase the cost of the project from our prior estimate of $1.7 billion. We are working to identify ways to lower our expected costs. We are also aggressively pursuing ways to optimize the American Centrifuge machine as performance gains can offset cost increases and improve the overall economics of the project.

•	We have begun discussions with DOE regarding the October 2006 project milestone under the 2002 DOE-USEC Agreement of obtaining satisfactory reliability and performance data from Lead Cascade operations. We have made significant progress towards meeting this milestone, having obtained substantial satisfactory performance and reliability data with respect to centrifuges and related systems. However, this data is principally from testing at Oak Ridge rather than from Lead Cascade operations.

•	USEC will also be discussing with DOE the January 2007 milestone of having a financing commitment secured for a 1 million SWU centrifuge plant. We believe that more attractive financing terms are likely to become available to USEC after performance of the Lead Cascade has been verified in 2007, the projected costs and schedule have been updated, and we have obtained more definitive feedback from our customers to proposed pricing of enrichment from the American Centrifuge. While we believe that this financing milestone could be met, the Company does not think that a full financing commitment is needed in January 2007 or that it would be prudent to pursue such financing at this time. Given our progress in the American Centrifuge program and our continuing strong commitment to the project, USEC anticipates that we will reach a mutually acceptable agreement with DOE regarding the October 2006 and January 2007 milestones.

•	The process for obtaining an operating license continues to move forward. The U.S. Nuclear Regulatory Commission (NRC) issued its final safety evaluation report in September and held a public meeting in Piketon in October to review the report, and an earlier issued environmental impact statement, with area residents. A site visit by the Atomic Safety and Licensing Board is expected in December. USEC anticipates receiving the operating license for the commercial plant in early 2007.

•	In August, the NRC assumed oversight of the American Centrifuge Demonstration Facility from the DOE. This regulatory transition allows us to begin operating centrifuge machines with uranium hexafluoride gas. We have a small number of machines installed at the American Centrifuge Demonstration Facility that will help verify cascade configuration and support system functionality. We expect to begin testing the centrifuge machines and related systems at Piketon with uranium hexafluoride gas in November.

2006	Outlook

USEC has updated its 2006 earnings and cash flow guidance. We reiterate that we expect revenue to be approximately $1.8 billion and that the gross profit margin for 2006 will be approximately 16 percent. Total spending on the American Centrifuge project for 2006 is expected to be approximately $160 million, a decrease of $25 million from earlier guidance due to the delay in deploying the Lead Cascade. We anticipate that this spending will be split approximately $110 million expensed and $50 million capitalized, and this level of expensed spending impacts net income. USEC updates its 2006 net income guidance to be in a range of $65 to $75 million, with the improvement over earlier earnings guidance as a result of lower expenses for the American Centrifuge. Pro forma net income before American Centrifuge expenses is expected to be in a range of about $134 to $144 million. The full impact of higher power prices that took effect June 1, 2006 will be seen in financial results in 2007 and beyond. Cash flow from operations in 2006 is subject to timing risks but USEC expects to generate cash in a range of $150 to $160 million.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events.  In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; the success and timing of the demonstration and deployment of the American Centrifuge technology and the costs to develop that technology; difficulties in obtaining financing; changes in existing restrictions on imports of Russian enriched uranium; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
Amounts in millions	September 30,		September 30,
	2006	2005	2006	2005
Pro forma net income before American Centrifuge expenses	$24.7	$7.2	$110.0	$33.4
LESS: American Centrifuge expenses (a)	23.5	20.0	69.7	65.6
ADD: Provision for income taxes (based on an Assumed statutory rate of 37% in 2006 and 38% in 2005)	(8.7)	(7.6)	(25.8)	(24.9)

SUBTOTAL: American Centrifuge expenses, net of taxes	$14.8	$12.4	$43.9	$40.7
Net income (loss), GAAP basis	$9.9	($5.2)	$66.1	($7.3)

Note (a): American Centrifuge expenses included in advanced technology costs.

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

2006 Outlook	Range
Amounts in millions
Pro forma net income before American Centrifuge expenses	$134	$144
LESS: American Centrifuge expenses	110	110
ADD: Provision for income taxes (based on an assumed statutory rate of 37% in 2006)	(41)	(41)

SUBTOTAL: American Centrifuge expenses, net of taxes	$69	$69
Net income, GAAP basis	$65	$75

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue:
Separative work units	$336.6	$306.2	$974.9	$713.8
Uranium	34.4	60.2	181.2	139.7
U.S. government contracts and other	46.8	54.6	148.3	156.1

Total revenue	417.8	421.0	1,304.4	1,009.6

Cost of sales:
Separative work units and uranium	326.7	337.6	956.9	747.9
U.S. government contracts and other	39.0	46.9	123.8	135.3

Total cost of sales	365.7	384.5	1,080.7	883.2

Gross profit	52.1	36.5	223.7	126.4
Special charge (credit) for organizational restructuring	(0.1)	4.5	1.4	4.5
Advanced technology costs	23.9	20.5	71.0	67.1
Selling, general and administrative	10.9	12.3	36.7	41.5

Operating income (loss)	17.4	(.8)	114.6	13.3
Interest expense	3.2	9.0	11.4	26.8
Interest (income)	(1.7)	(2.3)	(4.0)	(7.4)

Income (loss) before income taxes	15.9	(7.5)	107.2	(6.1)
Provision (credit) for income taxes	6.0	(2.3)	41.1	1.2

Net income (loss)	$9.9	$(5.2)	$66.1	$(7.3)

Net income (loss) per share – basic and diluted	$.11	$(.06)	$.76	$(.08)
Dividends per share	—	$.1375	—	$.4125

Weighted-average number of shares outstanding:
Basic	86.7	86.3	86.5	86.0
Diluted	86.9	86.3	86.8	86.0

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$96.3	$259.1
Restricted short-term investments	—	17.8
Accounts receivable – trade	191.5	256.7
Inventories	1,024.4	974.3
Deferred income taxes	34.1	39.1
Other current assets	106.5	68.7

Total Current Assets	1,452.8	1,615.7
Property, Plant and Equipment, net	174.6	171.2
Other Long-Term Assets
Deferred income taxes	114.3	100.6
Deposits for surety bonds	27.8	24.6
Prepaid pension benefit costs	86.2	86.2
Inventories	24.8	71.4
Goodwill	7.4	7.5
Intangibles	3.3	3.6

Total Other Long-Term Assets	263.8	293.9

Total Assets	$1,891.2	$2,080.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$288.8
Accounts payable and accrued liabilities	144.9	217.4
Payables under Russian Contract	120.7	111.6
Inventories owed to customers and suppliers	89.8	2.3
Deferred revenue and advances from customers	120.8	132.9

Total Current Liabilities	476.2	753.0
Long-Term Debt	150.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	66.3	47.0
Postretirement health and life benefit obligations	148.4	153.9
Other liabilities	71.2	69.3

Total Other Long-Term Liabilities	285.9	270.2
Stockholders’ Equity	979.1	907.6

Total Liabilities and Stockholders’ Equity	$1,891.2	$2,080.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,
	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$66.1	$(7.3)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26.5	25.9
Deferred income taxes	(8.6)	(25.8)
Depleted uranium disposition	16.1	16.3
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	65.2	(39.0)
Inventories – net (increase) decrease	84.0	(63.2)
Payables under Russian Contract – increase	9.1	45.7
Deferred revenue, net of deferred costs – increase (decrease)	(16.8)	56.0
Accounts payable and other liabilities – increase (decrease).	(76.2)	8.4
Other, net	(12.4)	3.2

Net Cash Provided by Operating Activities	153.0	20.2

Cash Flows Used in Investing Activities
Capital expenditures	(29.6)	(20.6)

Net Cash (Used in) Investing Activities	(29.6)	(20.6)

Cash Flows Used in Financing Activities
Borrowings under credit facility	133.3	—
Repayments under credit facility	(133.3)	—
Repayment of senior notes	(288.8)	—
Tax benefit related to stock-based compensation	0.4	—
Dividends paid to stockholders	—	(35.4)
Common stock issued	2.2	8.3

Net Cash (Used in) Financing Activities	(286.2)	(27.1)

Net (Decrease)	(162.8)	(27.5)
Cash and Cash Equivalents at Beginning of Period	259.1	174.8

Cash and Cash Equivalents at End of Period	$96.3	$147.3

Supplemental Cash Flow Information:
Interest paid	$19.7	$31.8
Income taxes paid	72.6	15.8